EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, Znergy, Inc. (the “Company” or “Employer”) executed an employment agreement (the “Agreement”) dated May 15, 2017 with Christopher J. Floyd to serve as its Chief Financial Officer (the “CFO”), (collectively, the “Parties”); and

WHEREAS, the Company and the CFO desire to amend the Agreement to replace language in Section 5.5 TERMINATION PAY;

NOW, THEREFORE, the Parties hereby amend Section 5.5 (d) as follows:

Section 5.5(d) is removed and replaced with the following:

Termination by the Executive For Good Reason or by the Employer without Cause. If the Executive terminates this Agreement For Good Reason, or if the Employer terminates the Employee without Cause, the Employer will pay the Executive (i) the Executive's Salary for the remainder, if any, of the calendar month in which such termination is effective and for four (4) consecutive calendar months thereafter, (ii) the Executive's Unvested Options to purchase shares of the Company’s common stock are forfeited, and (iii) the Company will issue 3,000,000 shares of its common stock to Executive within 10 business days of termination.

Agreed and accepted this 15th day of November, 2017

Znergy, Inc. /s/ Dave Baker Dave Baker Chief Executive Officer	Employee /s/ Christopher J. Floyd Christopher J. Floyd